Exhibit 10.32

RESTRICTED STOCK UNIT AWARD AGREEMENT

FOR COMPANY EMPLOYEES

UNDER THE CULLINAN ONCOLOGY, INC.

2021 STOCK OPTION AND INCENTIVE PLAN

Name of Grantee:

No. of Restricted Stock Units:

Grant Date:

Pursuant to the Cullinan Oncology, Inc. 2021 Stock Option and Incentive Plan as amended through the date hereof (the “Plan”), Cullinan Oncology, Inc. (the “Company”) hereby grants an award of the number of Restricted Stock Units listed above (an “Award”) to the Grantee named above. Each Restricted Stock Unit shall relate to one share of Common Stock, par value $0.0001 per share (the “Stock”) of the Company.

1. Restrictions on Transfer of Award. This Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee, and any shares of Stock issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (i) the Restricted Stock Units have vested as provided in Paragraph 2 of this Agreement and (ii) shares of Stock have been issued to the Grantee in accordance with the terms of the Plan and this Agreement.

2. Vesting of Restricted Stock Units. The restrictions and conditions of Paragraph 1 of this Agreement shall lapse on the Vesting Date or Dates specified in the following schedule so long as the Grantee remains in a Service Relationship with the Company or a Subsidiary on such Dates, except as expressly provided below. If a series of Vesting Dates is specified, then the restrictions and conditions in Paragraph 1 shall lapse only with respect to the number of Restricted Stock Units specified as vested on such date.

These Restricted Stock Units shall vest in equal annual installments over the subsequent four years measured from the Grant Date (each such date, a “Vesting Date”), with the first Vesting Date occurring on: [VEST DATE PERIOD 1]. In the event that the Grantee’s Service Relationship with the Company ends on a date prior to an annual Vesting Date, other than in the case of a termination of the Service Relationship for Cause (as defined in the Plan), the Grantee shall be entitled to the pro-rata portion of the Restricted Stock Units that would otherwise have vested on the immediately following Vesting Date, calculated based on his or her last date of service with the Company.

The Administrator may at any time accelerate the vesting schedule specified in this Paragraph 2.

3. Termination of Service Relationship. If the Grantee’s Service Relationship with the Company and its Subsidiaries terminates for any reason (including death or disability) prior to the satisfaction of the vesting conditions set forth in Paragraph 2 above, then, except as expressly provided in Paragraph 2 above, any Restricted Stock Units that have not vested as of such date shall automatically and without notice terminate and be forfeited, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Restricted Stock Units.

4. Issuance of Shares of Stock. As soon as practicable following each Vesting Date (but in no event later than two and one-half months after the end of the year in which the Vesting Date occurs), the Company shall issue to the Grantee the number of shares of Stock equal to the aggregate number of Restricted Stock Units that have vested pursuant to Paragraph 2 of this Agreement on such date and the Grantee shall thereafter have all the rights of a stockholder of the Company with respect to such shares.

5. Incorporation of Plan. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in

Section 2(b) of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

6. Taxes.

(a)
The number of shares of Stock necessary to satisfy the minimum statutory withholding tax obligations on the vesting date or settlement date, as applicable, will automatically be released by the Grantee from the shares of Stock otherwise deliverable to the Grantee hereunder on such date to a broker or other third-party intermediary selected by the Company and sold in order to satisfy such withholding tax obligations. The Grantee will be responsible for all third-party administration processing fees in connection with such sale. In addition, the Grantee may be subject to and taxed in respect of short-term capital gains or losses that reflect the difference in the withholding tax liability determined on the vesting date or other date that the Award vests and/or settles hereunder and the sales price actually achieved.

(b)
In connection with the implementation of the Sell to Cover provision described in Paragraph 6(a) above, the Grantee hereby authorizes the Company to instruct the broker or other third-party intermediary whom it has selected for this purpose (the “Broker”) to sell a number of shares of common stock of the Company to be issued upon the vesting or settlement of the Award to satisfy the Company’s tax withholding obligations. Such sales shall be effected at the prevailing market price on the first or second trading day following the date that the Award vests or settles, as applicable, as determined by the Broker.
(c)
Notwithstanding anything in this Award agreement to the contrary, the Grantee acknowledges and agrees that the Sell to Cover provision may not cover the Grantee’s full tax liability as it relates to the vesting and settlement of the Award and that the Grantee shall remain fully responsible for his or her tax obligations in respect of the Award in all cases.
(d)
The Grantee further acknowledges and agrees as follows:

i.
The Sell to Cover provision contemplated by this Award agreement is adopted to permit the Participant to sell a number of shares of common stock of the Company issued upon the vesting or settlement of the Award sufficient to pay the statutory minimum amount of withholding taxes that become due as a result of the vesting or settlement of the Award.
ii.
The Broker is under no obligation to arrange for any sale in connection with the Sell to Cover provision at any particular price.
iii.
The Grantee hereby authorizes the Broker to remit directly to the Company the proceeds necessary to cover the Participant’s tax liability as it relates to the vesting and settlement of the Award, and to retain the amount required to cover all applicable fees and commissions due to, or required to be collected by, the Broker relating to the Sell to Cover.
iv.
The Grantee hereby appoints the Company as his or her agent and attorney-in-fact to instruct the Broker with respect to the number of shares of common stock of the Company to be sold under the Sell to Cover provision contemplated by this Award agreement.
v.
The Grantee hereby waives any claims he or she may have against the Company and its directors, officers or employees now or in the future related to the Company’s selection of a Broker or any actions taken by the Broker in effecting sales or otherwise and shall indemnify and hold the Company and its directors, officers, employees and agents harmless from any losses, costs, damages, or expenses relating to any sale under the Sell to Cover provision contemplated by this Award agreement.
vi.
It may not be possible to sell shares of common stock of the Company due to, among other reasons, (A) a legal or contractual restriction applicable to the Grantee or to the Broker, (B) a market disruption, (C) rules governing order execution priority on the Nasdaq Global Market, or (D) if the Company determines in its sole discretion that sales may not be effected under the Sell to Cover provision.

7. Section 409A of the Code. This Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the Award are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code.

8. No Obligation to Continue Service Relationship. Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Grantee in a Service Relationship and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the Service Relationship of the Grantee at any time.

9. Integration. This Agreement constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.

10. Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Grantee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Grantee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.

11. Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

CULLINAN ONCOLOGY, INC.

By:
Title:

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned. Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Grantee (including through an online acceptance process) is acceptable.

Dated:
Grantee’s Signature

Grantee’s name and address: